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Exhibit 23.1






                          CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Valence Technology, Inc. and subsidiaries (companies in the development stage) (the "Company") on Form S-8 (Files Nos. 33-48982 and 33-60562) of our report dated June 6, 1996, on our audits of the consolidated financial statements of the Company as of March 31, 1996, and March 26, 1995 and for the period of March 3, 1989 (date of inception) to March 31, 1996 and for each of the three years in the period ending March 31, 1996, which report is included in this annual report on Form 10-K.




                                                  Coopers & Lybrand L.L.P


San Jose, California
July 1, 1996